SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                  Sugen, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.


/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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
                                 SUGEN, INC.

                             351 GALVESTON DRIVE
                        REDWOOD CITY, CALIFORNIA 94063

                          ----------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 21, 1997

                          ----------------------------

TO THE STOCKHOLDERS OF SUGEN, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SUGEN, INC., a Delaware corporation (the "Company"), will be held on Wednesday, May 21, 1997 at 10:00 a.m. local time at the offices of the Company, located at 351 Galveston Drive, Redwood City, California, 94063, for the following purposes:

   1. To elect four directors to hold office until the 2000 Annual Meeting of Stockholders.

   2. To approve an amendment to the Company's 1992 Stock Option Plan as amended, to increase the aggregate number of shares of Common Stock available for issuance under the Plan by 650,000 shares.

   3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

   4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on March 24, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.




                                  By Order of the Board of Directors



                                  RICHARD D. SPIZZIRRI
                                  Secretary

Redwood City, California
April 9, 1997


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 SUGEN, INC.

                             351 GALVESTON DRIVE
                        REDWOOD CITY, CALIFORNIA 94063

                          ----------------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997

                          ----------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

   The enclosed proxy is solicited on behalf of the Board of Directors of SUGEN, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 21, 1997, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, located at 351 Galveston Drive, Redwood City, California 94063. The Company intends to mail this proxy statement and accompanying proxy card on or about April 9, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of the Company. No additional compensation will be paid to directors, officers or other employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

   Only holders of record of Common Stock at the close of business on March 24, 1997, (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 13,040,290, shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 351 Galveston Drive, Redwood City, California 94063, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS


   Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 10, 1997, in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

   The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

   The Board of Directors is presently composed of eleven members. There are four directors in the class whose term of office expires in 1997. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2000 Annual Meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

   Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

   Charles M. Hartman, 55, has served as a director of the Company since December 1991. He has been a general partner of CW Group, a venture capital partnership, since 1983. Mr. Hartman is a director of Ribozyme Pharmaceuticals, Inc., Geron Corporation and several privately-held life sciences companies as well as The Hastings Center, a nonprofit organization dedicated to the study of ethics in medicine and life sciences.

   Donald E. Nickelson, 64, has served as a director of the Company since October 1992. Mr. Nickelson served as President of PaineWebber Group, a brokerage service and investment banking company, from 1988 until retiring in 1990. He also served as a director of PaineWebber Group from 1980 until 1993. Mr. Nickelson serves as Chairman of the Boards of Greenfield Industries, Inc. and Omniquip International, Inc. and also as Trustee of The Mainstay Mutual Funds. He serves as Director of Corporate Properties 10, Carey Institutional Properties, Inc., DTI Industries, Harbour Group and Allied Health Care Products, Inc.

   Bruce R. Ross, 56, was appointed as a director of the Company in August 1994. From 1980 to March 1994, when he retired, Mr. Ross held various senior management positions with Bristol-Myers Squibb, an international pharmaceutical company, including Vice President, Bristol-Myers Oncology Division, President, U.S. Pharmaceutical Group and Senior Vice President, Policy, Planning & Development. Mr. Ross is currently the Chief Executive Officer of the National Comprehensive Cancer Network and currently serves as a director of Cytogen Corporation and the Fox Chase Cancer Center.

   Richard D. Spizzirri, 64, has served as a director of the Company since December 1991 and as Secretary since May 1992. Mr. Spizzirri was a partner at the law firm of Davis, Polk & Wardwell from 1967 to December 1994, when he retired. He continues to serve as senior counsel to Davis, Polk & Wardwell and as a director of Centocor, Inc. and Stuart Entertainment, Inc.

             MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

   Stephen Evans-Freke, 45, a founder of the Company, has served as Chief Executive Officer and Chairman of the Board of the Company since its inception. Mr. Evans-Freke was also a founder of Selectide Corporation, a biotechnology company based on combinatorial chemistry screening technology, and served as its Chairman of the Board from 1990 until its acquisition by Marion Merrell Dow, Inc. in January 1995. From 1976 to 1990, Mr. Evans-Freke was employed by PaineWebber Incorporated, a brokerage service and investment banking company, and served most recently as a member of its Board of Directors and President of PaineWebber Development Corporation, a subsidiary of PaineWebber Incorporated. He is also involved with various private companies, serving as a director of Pharmaceutical Partners LLC, President of International Technology Investment Managers, Inc. and Chairman of International Technology Investment Managers
(Asia) Inc. Mr. Evans-Freke formerly served as a director of Genentech Development Corporation, Amgen Development Corporation and a number of other companies. Mr. Evans-Freke received a degree in Law from Cambridge University.

   Anthony B. Evnin, Ph.D., 56, has served as a director of the Company since December 1991. Dr. Evnin has been a general partner of Venrock Associates, a venture capital partnership, since 1975. He is a director of Arris Pharmaceutical Corporation, Centocor, Inc., Opta Food Ingredients, Inc., Kopin Corporation, Ribozyme Pharmaceuticals, Inc., Triangle Pharmaceuticals, Inc. and several private companies.

   Axel Ullrich, Ph.D., 53, a founder of the Company, has served as a consultant to the Company in his capacity as Co-Chief Scientist and has been a member of the Board of Directors of the Company since its inception. Since 1988, Dr. Ullrich has served as Director, Department of Molecular Biology, Max-Planck-Institut fur Biochemie, a research institute of the Max-Planck Society, a German government- funded organization of over eighty research institutes.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

   Heinrich Kuhn, 61, has served as a director of the Company since December 1991. Since 1979 he has served as Managing Director of Garching Innovation GmbH, the technology transfer agency of the Max-Planck Society.

   Jeremy L. Curnock Cook, 47, was appointed as a director of the Company in December 1996. Mr. Curnock Cook has been Head of the Rothschild Bioscience Unit and a director of Rothschild Asset Management Limited since 1987. He is a director of several British companies, including International Biotechnology Trust plc, Biocompatibles International plc, Therexsys Ltd. and Vanguard Medica Group plc. He also serves on the Boards of Directors of Cell Therapeutics, Inc., Creative Biomolecules, Inc., Targeted Genetics Corp. and Ribozyme, Inc. in the United States.

   Glenn S. Utt, Jr., 70, has served as a director of the Company since December 1991. From 1962 to 1983, when Mr. Utt retired, he served as Executive Vice President of Abbott Laboratories, Inc., a hospital, laboratory and diagnostic products company, President of its Pharmaceutical Division and as a member of its Board of Directors. He is also Chairman of Janmar, Inc.

   Michael A. Wall, 68, has served as a director of the Company since December 1991. From 1979 to 1987, when he retired, Mr. Wall served as Chairman of Centocor, Inc., and continued to serve as a member of its Board of Directors until 1993. He has participated as a founder, director, or manager of over a dozen technology firms since 1955. Mr. Wall is also a director of Kopin Corporation and is Chairman of the Board of Directors of Alkermes, Inc.

HONORARY MEMBER OF THE BOARD

   Joseph Schlessinger, Ph.D., 52, a founder of the Company, has served as a consultant to the Company in his capacity as Co-Chief Scientist, as well as an honorary member of the Board of Directors, since its inception. He has served as a professor and Chairman of the Department of Pharmacology at New York University Medical Center since 1990, and as the Ruth and Leonard Simon Professor in Cancer Research in the Department of Chemical Immunology at the Weizmann Institute of Science in Rehovot, Israel, since 1984. He was formerly Director of Research for Rorer Biotechnology, a biotechnology company.

BOARD COMMITTEES AND MEETINGS

   During the fiscal year ended December 31, 1996 the Board of Directors held five meetings. The Board has delegated certain of its powers to its Audit Committee, Compensation Committee and Executive Committee.

   The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors:
Messrs. Hartman (Chairman), Nickelson and Spizzirri. It met twice during 1996. All members attended both meetings with the exception of Mr.
Nickelson who attended one meeting.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation for executive officers, grants stock options under the Company's 1992 Stock Option Plan and 1995 Long-Term Objectives Stock Option Plan for Senior Management and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Evnin, Utt and Wall (Chairman). In addition to actions taken by unanimous consent, the Compensation Committee met once during the last fiscal year.

   The Executive Committee consists of Messrs. Evans-Freke (Chairman), Evnin, Hartman, Nickelson and Ross. The Board has delegated its power and authority to manage and operate the Company in the ordinary course of business to this committee, including the securing of debt financing and lease transactions. The Board retains the power to issue shares of stock, declare a dividend and adopt a certificate of ownership and merger on behalf of the Company. In addition to actions taken by unanimous consent, the Executive Committee met once during the last fiscal year.

   The Board of Directors has no standing nominating committee or any committee performing the functions of such committee.

   During the fiscal year ended December 31, 1996, with the exception of Messrs. Nickelson and Wall, who attended 60%, all incumbent directors attended at least 80% of the aggregate of the meetings held of the Board during the period for which they were a director.

                                   MANAGEMENT

   Executive officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below are the names of and certain biographical information concerning the executive officers of the Company.

 NAME                        AGE                     POSITION
 ----                        ---                     --------
K. Peter Hirth, Ph.D.  ....  45   Executive Vice President and Chairman of the
                                  Research and Development Committee
Sara A. Courtneidge, Ph.D.   43   Senior Vice President, Research
Christine E. Gray-Smith  ..  48   Vice President, Finance and Assistant
                                  Secretary
Laura K. Shawver, Ph.D.  ..  39   Vice President, Preclinical and Pharmaceutical
                                  Development

   K. Peter Hirth, Ph.D., Executive Vice President, and Chairman of the Research and Development Committee, joined the Company in March 1992. Dr. Hirth held several positions with Boehringer Mannheim GmbH, a German pharmaceutical company, from August 1984 to December 1991, most recently as Vice President and Head of Immunopharmacology, Allergy, Virology and Microbiology.

   Sara A. Courtneidge, Ph.D., Senior Vice President, Research, joined the Company in November 1994. Dr. Courtneidge was employed by the European Molecular Biology Laboratory, an international molecular biology research center in Heidelberg, Germany, from August 1985 to September 1994, first as Group Leader, and most recently as Senior Scientist, Differentiation Programme. From January 1981 to July 1985, Dr. Courtneidge was a member of the Scientific Staff at the National Institute of Medical Research, London, England.

   Christine E. Gray-Smith, Vice President, Finance and Assistant Secretary, joined the Company in August 1994. From July 1992 to July 1994, Ms. Gray-Smith served as Vice President and Chief Financial Officer of Worldtalk Corporation, a messaging integration software company, and from July 1988 to June 1992 she served as Controller of Power Up Software Corporation, a software development company. Ms. Gray-Smith, a certified public accountant, previously served as a principal (senior manager) of Arthur Young & Company, an accounting firm and predecessor of Ernst & Young LLP.

   Laura K. Shawver, Ph.D., Vice President, Preclinical and Pharmaceutical Development, joined the Company in June 1992. From August 1989 to June 1992, Dr. Shawver held several positions at Berlex Biosciences, most recently as Director of Cell Biology and Immunology. Dr. Shawver also served as a research associate in the Department of Hematology and Oncology at the Jewish Hospital at Washington University from 1986 to August 1989. Dr. Shawver received her Ph.D. in Pharmacology from the University of Iowa and completed her postdoctoral fellowship in the Department of Microbiology at the University of Virginia.

   See "Proposal 1 -- Election of Directors" for biographical information concerning the Company's executive officers who are also directors.

                                   PROPOSAL 2

                    APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                             1992 STOCK OPTION PLAN

   In February 1992, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1992 Stock Option Plan (the "Option Plan"). As a result of a series of amendments, at December 31, 1996 there were 2,100,000 shares of the Company's Common Stock authorized for issuance under the Option Plan.

   Through March 14, 1997, stock options (net of canceled or expired options) covering an aggregate of 2,253,585 shares of the Company's Common Stock had been granted under the Option Plan, of which options to purchase 153,585 shares (net of canceled or expired options) are subject to stockholder approval of this Proposal 2.

   In December 1996, the Board of Directors approved an amendment to the Option Plan, subject to stockholder approval, to enhance the flexibility of the Board in granting stock options to employees, officers, directors and consultants of the Company. The amendment increases the number of shares authorized for issuance under the Option Plan by 650,000 shares, from an aggregate of 2,100,000 shares to a total of 2,750,000 shares. The Board approved this amendment to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.

   Stockholders are requested in this Proposal 2 to approve the amendment to the Option Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Option Plan, as amended.

                 MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND
                         A VOTE IN FAVOR OF PROPOSAL 2.

   The essential features of the Option Plan are outlined below:

GENERAL

   Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Option Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various options included in the Option Plan.

PURPOSE

   The Option Plan was adopted to provide a means by which employees (including officers and employee directors) of and selected consultants to the Company and its affiliates could be given an opportunity to receive stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. All full-time regular employees are eligible to participate in the Option Plan.

ADMINISTRATION

   The Option Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Option Plan and, subject to the provisions of the Option Plan, to determine the persons to whom and the dates on which options will be granted, what type of option will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the Option Plan to a committee composed of at least two members of the Board. The Board has delegated administration of the Option Plan to the Compensation Committee of the Board. As used herein with respect to the Option Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

ELIGIBILITY

   Incentive stock options may be granted under the Option Plan only to employees (including officers and employee directors) of the Company and its affiliates. Consultants and employees (including officers and employee directors) are eligible to receive options other than incentive stock options under the Option Plan. Directors who are not salaried employees of or consultants to the Company or to any affiliate of the Company are not eligible to participate in the Option Plan.

   No option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Option Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. No person may be granted options covering more than 434,527 shares of Common Stock in any calendar year.

STOCK SUBJECT TO THE INCENTIVE PLAN

   Subject to stockholder approval of this Proposal 2, an aggregate of 2,750,000 shares of Common Stock is reserved for issuance under the Option Plan. If options granted under the Option Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Option Plan.

TERMS OF OPTIONS

   The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

   Exercise Price; Payment. The exercise price of incentive stock options under the Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Option Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above) may also not be less than 110% of such fair market value. However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." At March 14, 1997, the closing price of the Common Stock as reported on the Nasdaq National Market was $11.63 per share.

   In the event of a decline in the value of the Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the Option Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 434,527 per person share limitation.

   The exercise price of options granted under the Option Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board (i) by delivery of other Common Stock of the Company, or
(ii) pursuant to a deferred payment arrangement; or (c) in any other form of legal consideration acceptable to the Board.

   Option Exercise. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Option Plan typically vest, for an optionee's initial grant, at the rate of 25% of the shares subject to the option on the first anniversary of the date of the optionee's commencement of employment or consultant services and 1/12th of the remaining shares on the first day of each quarter thereafter during the optionee's employment or service as a consultant. Subsequent grants to the optionee, if any, typically vest at the rate of 1/16th per quarter. Shares covered by options granted under the Option Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Option Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

   Term. The maximum term of options under the Option Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Option Plan terminate within a period specified by the Board (generally three months) after the optionee ceases to be employed by the Company or any affiliate of the Company, unless (a) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by the Company or any affiliate of the Company, or within three months after termination of such employment, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

   If there is any change in the stock subject to the Option Plan or subject to any option granted under the Option Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Option Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to any person during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

   The Option Plan provides for automatic acceleration of vesting of outstanding options granted under the Option Plan in the event of a change of control, which includes (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's outstanding common stock are converted by virtue of the merger into other property; (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged; (iv) a transaction or group of related transactions involving the sale of all or substantially all of the Company's assets; (v) certain acquisitions by a person, entity or group of the beneficial ownership of securities of the Company representing more than fifty percent
(50%) of the combined voting power in the election of directors; and (vi) certain changes in the composition of the Company's Board of Directors such that, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board (including directors who at such time were duly elected or nominated for election by the Company's stockholders during such period), cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board are entitled to vote. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

   The Board may suspend or terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate in February 2002.

   The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section

422 of the Code. The Board may submit any other amendment to the Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

   Under the Option Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and, during the lifetime of an optionee, an option may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order." In addition, any shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

   Incentive Stock Options. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

   There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

   If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

   To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

   Nonstatutory Stock Options. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

   There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

   Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee, may cause this limitation to be exceeded in any particular year.

   Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by the stockholders. The Option Plan contains a per-employee, per-calendar year limitation of 434,527 shares, which was approved by the Company's stockholders in 1995.

   The following table presents certain information, as of March 14, 1997, with respect to options granted under the Option Plan which are subject to stockholder approval, to (i) the Named Executive Officers (as defined below under "Executive Compensation -- Compensation of Executive Officers"), (ii) all executive officers as a group, and (iii) all non-executive officer employees as a group. No non-employee director was granted an option under the Option Plan in 1996 as a director.

                              NEW PLAN BENEFITS

                                                                1992 STOCK OPTION PLAN
                                                          --------------------------------
                                                                              NUMBER OF
                                                            DOLLAR VALUE  SHARES SUBJECT TO
NAME AND POSITION                                               (1)        OPTIONS GRANTED
                                                          -------------- -----------------
Stephen Evans-Freke ......................................    $  511,875      45,000
 Chief Executive Officer and
 Chairman of the Board
K. Peter Hirth, Ph.D. ....................................       398,125      35,000
 Executive Vice President, and Chairman of the
 Research and Development Committee
Sara A. Courtneidge, Ph.D. ...............................       227,500      20,000
 Senior Vice President, Research
Christine E. Gray-Smith ..................................       102,375       9,000
 Vice President, Finance and Assistant Secretary
Laura K. Shawver, Ph.D. ..................................       170,625      15,000
 Vice President, Preclinical and Pharmaceutical
 Development
All Executive Officers as a group (7 persons)  ...........     1,410,500     124,000
All Non-Executive Officer Employees as a
 Group (20 persons) ......................................       362,979      29,585

(1)  Exercise price multiplied by the number of shares underlying the option(s).

                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP began auditing the Company's financial statements with the fiscal year ended December 31, 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.


                 MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND
                         A VOTE IN FAVOR OF PROPOSAL 3.

                            SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 14, 1997, by: (i) each director and nominee for director; (ii) each of the executive officers of the Company; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                   BENEFICIAL OWNERSHIP (1)
                                                  ------------------------
                                                    NUMBER OF   PERCENT OF
BENEFICIAL OWNER                                     SHARES       TOTAL
------------------------------------------------- ----------- ------------
Zeneca Limited .................................    2,580,016     19.8
 15 Stanhope Gate
 London W1Y 6LN
 England
International Biotechnology Trust plc ..........      711,667      5.5
 Five Arrows House
 St. Swithin's Lane
 London EC4N 8NR England
Stephen Evans-Freke (2) ........................      718,469      5.4
 351 Galveston Drive
 Redwood City, CA 94063
Jeremy L. Curnock Cook (3) .....................      721,667      5.5
Anthony B. Evnin, Ph.D. (4) ....................       30,612       *
Charles M. Hartman (5) .........................      437,049      3.4
Heinrich Kuhn (6) ..............................       47,666       *
Donald E. Nickelson (7) ........................       45,999       *
Bruce R. Ross (8) ..............................       30,000       *
Richard D. Spizzirri (9) .......................      267,504      2.1
Axel Ullrich, Ph.D. (10) .......................      224,333      1.7
Glenn S. Utt, Jr. (11) .........................       52,000       *
Michael A. Wall (12) ...........................       60,721       *
Sara A. Courtneidge, Ph.D. (13) ................       45,000       *
Christine E. Gray-Smith (14) ...................       25,433       *
K. Peter Hirth, Ph.D. (15) .....................       94,471       *
Laura K. Shawver, Ph.D. (16) ...................       30,922       *
All executive officers and directors
  as a group (16 persons) (17) .................    3,064,179     22.5

---------------------
   * Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission ("SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,039,822 shares of Common Stock outstanding on March 14, 1997, adjusted as required by rules promulgated by the SEC.

(2) Includes (i) 5,333 shares beneficially owned by ITIM Corp., of which Mr. Evans-Freke is a stockholder and director, (ii) 23,424 shares beneficially owned by Mr. Evans-Freke as co-trustee of his children's trusts, (iii) 8,271 shares owned by his spouse, (iv) 64,812 shares of Common Stock subject to repurchase in favor of the Company, and (v) 225,000 shares subject to stock options exercisable within 60 days of March 14, 1997, of which 185,063 are subject to a repurchase option in favor of the Company in the event of early exercise.

(3) Includes 711,667 shares beneficially held by International Biotechnology Trust plc ("IBT") of which Mr. Curnock Cook is a director and a shareholder. Mr. Curnock Cook is a director of Rothschild Asset Management Limited, the discretionary investment advisor of IBT. Mr. Curnock Cook disclaims beneficial ownership of the IBT shares except to the extent of his shareholder interest therein. Also includes 10,000 shares subject to stock options exercisable within 60 days of March 14, 1997, all of which would be subject to a repurchase option in favor of the Company in the event of early exercise.

(4) Includes 12,000 shares subject to stock options exercisable within 60 days of March 14, 1997.

(5) Includes 306,666 shares owned by CW R&D II (Financial) Fund, L.P. and 105,050 shares owned by CW Ventures II, L.P. Mr. Hartman is a general partner of CW Partners II, L.P. ("CWP II") and CW Partners III, L.P. ("CWP III"). CWP II is a general partner of CW R&D II (Financial) Fund, L.P. CWP III is a general partner of CW Ventures II, L.P. Mr. Hartman disclaims beneficial ownership of the shares held by such entities except to the extent of his partnership interests therein. Also includes 12,000 shares subject to stock options exercisable within 60 days of March 14, 1997.

(6) Includes 22,000 shares subject to stock options exercisable within 60 days of March 14, 1997, of which 5,625 are subject to a repurchase option in favor of the Company in the event of an early exercise.

(7) Includes 22,000 shares subject to stock options exercisable within 60 days of March 14, 1997.

(8) Includes 26,000 shares subject to stock options exercisable within 60 days of March 14, 1997.

(9) Includes 12,000 shares subject to stock options exercisable within 60 days of March 14, 1997.

(10) Includes 32,333 shares subject to stock options exercisable within 60 days of March 14, 1997, of which 6,563 are subject to a repurchase option in favor of the Company in the event of an early exercise.

(11) Includes 12,000 shares subject to stock options exercisable within 60 days of March 14, 1997.

(12) Includes (i) 6,666 shares registered to Mr. Wall as trustee of his children's trust account, and (ii) 12,000 shares subject to stock options exercisable within 60 days of March 14, 1997.

(13) Includes 44,000 shares subject to stock options exercisable within 60 days of March 14, 1997.

(14) Includes 23,933 shares subject to stock options exercisable within 60 days of March 14, 1997.

(15) Includes 59,996 shares subject to stock options exercisable within 60 days of March 14, 1997.

(16) Includes 18,817 shares subject to stock options exercisable within 60 days of March 14, 1997.

(17) Includes shares held by directors and executive officers of the Company, and entities affiliated with such persons. Also includes 64,812 shares subject to repurchase in favor of the Company and 576,412 shares subject to stock options held by executive officers and directors exercisable within 60 days of March 14, 1997, of which 213,814 are subject to a repurchase option in favor of the Company in the event of early exercise; see Notes 2 through 16 above.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

   Each of the Company's non-employee directors receives a fee of $1,000 for each Board of Directors and Board committee meeting attended. In the event that a Board meeting and Board committee meeting are held on the same day, directors receive a fee for attending only one meeting. Non-employee directors are also eligible for reimbursement of their expenses incurred in connection with attendance at meetings, in accordance with Company policy. Directors who are employees of the Company do not receive separate compensation for their services as directors, but are eligible to receive stock options under the Company's stock option plans. Each non-employee director of the Company receives stock option grants under the 1994 Non-Employee Directors' Stock Option Plan. Only non-employee directors of the Company are eligible to receive options under the 1994 Non-Employee Directors' Stock Option Plan.

COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows for the fiscal years ending December 31, 1996, 1995 and 1994 compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers whose total annual salary and bonuses exceeded $100,000 for the fiscal year ending December 31, 1996 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE
                                                                                     LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION                           AWARDS
                                ------------------------------------------------ ----------------------------
                                                                                   SECURITIES
                                                                    OTHER ANNUAL   UNDERLYING     ALL OTHER
                                          SALARY        BONUS       COMPENSATION    OPTIONS/     COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR      ($)          ($)            ($)         SARS (#)         ($)
------------------------------- ------ ----------- -------------- -------------- ------------- --------------
Stephen Evans-Freke ............ 1996   $290,000      $95,000        $    0          45,000       $      0
 Chief Executive Officer and     1995   $260,000      $84,000        $    0         180,000(1)    $      0
 Chairman of the Board           1994   $234,875      $50,000        $    0         132,333(2)    $     500(3)

James L. Tyree (4) ............. 1996   $294,248      $     0        $    0               0       $ 244,624
 Former President and Director   1995   $260,000      $76,000        $    0         120,000(5)    $       0
                                 1994   $151,667      $30,000        $5,952         196,665(6)    $  19,839

K. Peter Hirth, Ph.D. .......... 1996   $197,743      $50,000        $    0          35,000       $  50,000(7)
 Executive Vice President and    1995   $161,599      $33,735        $    0          73,200       $       0
 Chairman of the Research and    1994   $150,000      $13,000        $    0          25,000(8)    $     500(3)
 Development Committee

Sara A. Courtneidge, Ph.D. (9).. 1996   $147,700      $26,586        $    0          20,000       $       0
 Senior Vice President,          1995   $143,458      $21,000        $  925          25,000       $   3,085
 Research                        1994   $ 13,282      $32,000 (10)   $1,463          50,000(11)   $   4,876

Christine E. Gray-Smith (12)  .. 1996   $112,500      $12,656        $    0           9,000       $       0
 Vice President, Finance         1995   $104,967      $13,797        $    0          10,000       $       0
                                 1994   $ 39,808      $     0        $    0          31,333(13)   $       0

(1) Includes options to purchase 45,000 shares of Common Stock granted in January 1996 for prior year's performance.

(2) Includes options to purchase 94,000 shares of Common Stock granted in February 1995 for prior year's performance.

(3) Consists of a discretionary contribution to the Company's 401(k) Plan made by the Company on behalf of Mr. Evans-Freke and Dr. Hirth.

(4) Mr. Tyree terminated his employment with and service as a director of the Company on June 6, 1996 and continues to receive salary continuation benefits. Mr. Tyree's "Other Compensation" of $244,624 in 1996 consists of the forgiveness of loans. Mr. Tyree commenced employment with the Company on June 1, 1994 at an annual salary of $260,000. Mr. Tyree's "Other Compensation" of $19,839 in 1994 consists of reimbursement for his relocation expenses, and the "Other Annual Compensation" of $5,952 in 1994 consists of a tax gross-up on that relocation amount. Pursuant to the terms of Mr. Tyree's separation agreement with the Company, a portion of Mr. Tyree's stock option grants continue to vest through June 6, 1997, resulting in the cancelation of options to purchase 195,833 shares of Common Stock of the options to purchase 316,665 shares of Common Stock granted.

(5) Includes options to purchase 30,000 shares of Common Stock granted in January 1996 for prior year's performance.

                                       14

(6) Includes options to purchase 50,000 shares of Common Stock granted in February 1995 for prior year's performance.

(7) Dr. Hirth's "Other Compensation" of $50,000 consists of the forgiveness of a loan for the purchase of a residence.

(8) Represents an option to purchase 25,000 shares of Common Stock granted to Dr. Hirth in February 1995 for prior year's performance.

(9) Dr. Courtneidge commenced employment with the Company on November 28, 1994 at an annual salary of $140,000. Dr. Courtneidge's "Other Compensation" of $3,085 and $4,876 during 1995 and 1994, respectively, consists of reimbursement for relocation expenses. The "Other Annual Compensation" of $925 and $1,463 during 1995 and 1994, respectively, consists of a tax gross-up on those respective relocation amounts.

(10) Represents a sign-on bonus.

(11) Includes options to purchase 10,000 shares of Common Stock granted in February 1995 for prior year's performance.

(12) Ms. Gray-Smith commenced employment with the Company on August 8, 1994 at an annual salary of $100,000.

(13) Includes options to purchase 10,000 shares of Common Stock granted in February 1995 for prior year's performance.

                        STOCK OPTION GRANTS AND EXERCISES

   The Company grants options to its executive officers under its 1992 Stock Option Plan and Long- Term Objectives Stock Option Plan for Senior Management (the "Employee Plans"). As of December 31, 1996, options to purchase a total of 1,769,863 shares (net of canceled or expired options) had been granted and were outstanding under the Employee Plans, of which 151,847 are subject to stockholder approval.

   The following tables show for the fiscal year ended December 31, 1996 certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                      OPTION GRANTS IN FISCAL YEAR 1996
                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                                                                                       STOCK PRICE
                                                                                     APPRECIATION FOR
                                                 INDIVIDUAL GRANTS                    OPTION TERM (2)
                                ------------------------------------------------- ---------------------
                                             % OF TOTAL
                                 NUMBER OF     OPTIONS
                                 SECURITIES   GRANTED TO
                                 UNDERLYING   EMPLOYEES    EXERCISE
                                  OPTIONS     IN FISCAL     PRICE     EXPIRATION
              NAME               GRANTED (#)   YEAR (1)     ($/SH)       DATE       5% ($)    10% ($)
------------------------------- ------------ ------------ ---------- ------------ ---------- ----------

STEPHEN EVANS-FREKE (3) ........   45,000       8.88         $11.75      1/17/06    $332,528   $842,691
                                   45,000       8.88          11.38     12/17/06     321,915    815,796
JAMES L. TYREE (4) .............   30,000       5.92          11.75      1/17/06     221,685    561,795
K. PETER HIRTH, PH.D. (5)  .....   35,000       6.90          11.38     12/17/06     250,379    634,509
SARA A. COURTNEIDGE, PH.D. (6)     20,000       3.95          11.38     12/17/06     143,074    362,576
CHRISTINE E. GRAY-SMITH (7)  ...    9,000       1.78          11.38     12/17/06      64,383    163,159

(1) Based on an aggregate of 506,966 options granted under the Employee Plans in fiscal year 1996 to employees.

(2) The potential realizable value is based on the term of the option at the time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term at the appreciated price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(3) Each option to purchase 45,000 shares of Common Stock vests over four years at the rate of one-sixteenth of the shares subject to the option per quarter beginning April 1, 1996 for the January 1996 grant and January 1, 1997 for the December 1996 grant.

(4) Options to purchase 30,000 shares of Common Stock vest at the rate of one-sixteenth of the shares subject to the option per quarter beginning April 1, 1996 through June 6, 1997. The unvested portion has been canceled.

                                       15

(5) Options to purchase 35,000 shares of Common Stock vest over four years at the rate of one-sixteenth of the shares subject to the option per quarter beginning January 1, 1997.

(6) Options to purchase 20,000 shares of Common Stock vest over four years at the rate of one-sixteenth of the shares subject to the option per quarter beginning January 1, 1997.

(7) Options to purchase 9,000 shares of Common Stock vest over four years at the rate of one-sixteenth of the shares subject to the option per quarter beginning January 1, 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                 VALUE OF
                                                         NUMBER OF SECURITIES   UNEXERCISED
                                                             UNDERLYING        IN-THE-MONEY
                                                         UNEXERCISED OPTIONS    OPTIONS AT
                               SHARES        VALUE          AT FY-END (#)      FY-END ($)(2)
                             ACQUIRED ON    REALIZED        EXERCISABLE/       EXERCISABLE/
            NAME             EXERCISE (#)     ($)(1)       UNEXERCISABLE      UNEXERCISABLE
--------------------------- ------------- ------------- -------------------- ---------------
Stephen Evans-Freke ........132,333       $703,623           225,000/0       $      759,375/0
James L. Tyree ............. 33,971        216,686       63,527/19,334        392,100/107,843
K. Peter Hirth, Ph.D.  .....  3,266         33,318      44,471/119,130        400,853/397,747
Sara A. Courtneidge, Ph.D.      -0-            -0-       33,125/61,875        191,680/213,945
Christine E. Gray-Smith  ...    500          2,750       17,641/31,459        105,383/124,429

(1) Value realized is based on the fair market value of the Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) Based on the fair market value of the Common Stock at December 31, 1996 ($12.88), minus the exercise price of the option.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(i)

   The  Company's  executive   compensation   program  is  administered  by  the
Compensation Committee composed of Anthony B. Evnin, Glenn S. Utt, Jr. and Michael A. Wall (Chairman), each a non-employee director of the Company.

   The Company's executive compensation program is designed to retain, motivate and reward executives who are responsible for leading the Company in achieving its business objectives. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. This report is submitted by the Compensation Committee and addresses the Company's compensation policies for the fiscal year ended December 31, 1996 as they affected Stephen Evans-Freke, in his capacity as Chairman of the Board and Chief Executive Officer of the Company, and the other executive officers of the Company.

COMPENSATION PHILOSOPHY

   The objectives of the executive compensation program are to (i) align compensation with the Company's business objectives and individual performance,
(ii) motivate and reward high levels of performance, (iii) recognize and reward the achievement of team and individual goals and (iv) enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

   The Company's executive compensation philosophy is to tie a significant portion of executive compensation to the performance of the Company and is based on the following:

------------------

(i) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

               - The Committee regularly compares its executive compensation practices with those of other companies in the industry and sets its compensation guidelines based on this review. The Company's base annual salaries for its executives are generally in the mid-range of those paid to executives of comparable companies in the biopharmaceutical industry. The Compensation Committee seeks, however, to provide its executives with opportunities for higher compensation through cash bonuses and stock options.

               - The Committee believes that, in order to further motivate its executives, a very substantial portion of the compensation of the Company's executives should be linked to the Company's performance, including that of its stock in the marketplace. The linkage is achieved through the Company's stock option program, which includes the Company's 1992 Stock Option Plan (the "1992 Plan") and Long-Term Objectives Stock Option Plan for Senior
               Management (the "LTO Plan"). This program also serves to more fully align the interests of management with those of the Company's stockholders.

               - The Committee also believes that an executive compensation program that ties cash bonus awards to performance and achievement of the Company's stated goals serves both as an influential motivator to its executives and as an effective instrument for aligning their interests with those of the stockholders of the Company.

IMPLEMENTATION OF COMPENSATION PROGRAM

   Annual compensation for the Company's executives consists of three principal elements: salary, cash bonuses and stock options.

 Salary

   The Compensation Committee sets the base annual salary for executives by reviewing compensation for comparable positions in the market and the historical compensation levels of the Company's executives. Currently, the base annual salaries of the Company's executives are at levels which the Compensation Committee believes are generally in the mid-range of executives of companies with which the Company compares itself. Increases in annual salaries are based on a review and evaluation of executive salary levels and the demonstrated capabilities of the executives in managing the key aspects of a biopharmaceutical company, including, generally in order of importance, (i) research, drug discovery and preclinical and clinical development, (ii) strategic planning, including corporate partnering, patent strategy and scientific collaborations, (iii) financial matters, including attracting capital and financial planning and (iv) human resources.

 Cash Bonuses

   In December 1995, the Compensation Committee adopted the 1996 Key Management Cash Incentive Compensation Plan (the "1996 CIP"). The objectives of the 1996 CIP were consistent with the Company's compensation philosophy set forth above. The objectives of the 1996 CIP were to motivate and reward key management, including officers of the Company, for achievement of significant operating objectives and to retain key management by remaining competitive with other biotechnology companies. The structure of the 1996 CIP was that two-thirds of an officer's cash bonus was directly related to achievement of specific goals and the remaining one-third was discretionary. The goals for the officers of the Company are established annually by the Board of Directors or a Committee designated by the Board. Individual bonuses of 15% or more of a participant's annual base salary are approved by the Compensation Committee.

   Pursuant to the 1996 CIP, each of the Named Executive  Officers (except James
L. Tyree, who resigned from his positions with the Company effective June 1996) received a cash performance bonus for fiscal 1996. Cash bonuses were based on the achievement of the specific operating objectives established for the Company during 1996, combined with a subjective assessment of individual performance. The goals included the achievement of objectives with respect to the filing of an Investigational New Drug application, advancement of the Company's research and development activities, including the advancement of clinical activities, the completion of the Company's collaboration with Allergan, Inc. and the completion of the Company's public offering of Common Stock in October 1996, as well as the attainment of other goals established for the year for the Company and for individual executive officers. Pursuant to the 1996 CIP, the Named Executive Officers (except Mr. Tyree) each received a cash bonus ranging from a high of approximately 33% to a low of approximately 11% of the executive officer's annual base salary. All executive officers of the Company as a group received aggregate bonus awards of $201,785 for fiscal 1996 performance, which also represented a range of 11% to 33% of the executive officers' respective base salaries.

  Stock Options

   Total compensation at the executive level also includes long-term incentives offered by stock options. Stock options are designed to promote the identity of long-term interests between the Company's employees and its stockholders and to assist in the retention of employees. In the case of stock options, the size of individual option grants is generally intended to reflect the executive's position with the Company and his or her importance and contributions to the Company. Options have been granted to executives under the 1992 Plan and the LTO Plan. The option program generally requires a vesting period to encourage employees to continue in the employ of the Company.

   In December 1996, the Compensation Committee awarded performance based stock option grants under the 1992 Plan to all of the Company's executive officers for 1996 performance. Options granted under the 1992 Plan generally vest quarterly over four years from the date of the grant. It has been the Company's practice to fix the exercise price of option grants under the 1992 Plan at 100% of the fair market value per share on the date of grant. The Compensation Committee considered the number of options held by executive officers when awarding stock option grants under the 1992 Plan.

   No options were granted under the LTO Plan in 1996. The LTO Plan was adopted in 1995 to provide a means to enable the Company to create significant incentives for senior executive management employees to exert maximum efforts for the success of the Company through the award of options to purchase shares of Common Stock, which become exercisable over an extended vesting schedule, subject to acceleration upon the achievement of certain specific long-term objectives important to the Company's success. See "--Compensation of the Chief Executive Officer in Fiscal 1996" below.

LIMITATION ON DEDUCTION OF COMPENSATION PAID TO CERTAIN NAMED EXECUTIVE OFFICERS

   Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1,000,000 of compensation paid to certain executive officers in a taxable year. Compensation above $1,000,000 may be deducted if it is "performance-based compensation" within the meaning of the Code.

   The Compensation Committee has determined that stock options granted under the 1992 Plan with an exercise price at least equal to the fair market value of the Common Stock on the date of grant shall be treated as "performance-based compensation." The Compensation Committee has determined that compensation attributable to stock options granted under the LTO Plan shall be counted toward the $1,000,000 limitation and, to the extent such compensation exceeds
$1,000,000 when combined with all other types of compensation received by a covered employee from the Company, may not be deductible as a business expense by the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER IN FISCAL 1996

   As discussed above, Mr. Evans-Freke is eligible to participate in the same executive compensation plans available to the other executive officers of the Company, including the 1996 CIP. The Compensation Committee set Mr. Evans-Freke's total annual compensation, including compensation derived from the 1996 CIP and stock option program, at a level it believes is competitive with that of other Chief Executive Officers at other companies in the biotechnology industry, although at the middle of the range. In addition, Mr. Evans-Freke's performance-based options are at a level and subject to terms that the
Compensation Committee believes will properly motivate and retain Mr. Evans-Freke as the Chief Executive Officer of the Company.

   Mr. Evans-Freke earned $290,000 in 1996 as his annual base salary. In determining Mr. Evans-Freke's salary for 1996, the Compensation Committee reviewed various factors. Some of these factors were Mr.

Evans-Freke's contributions for the prior year, including the advancement of research and development activities, which includes corporate partnering transactions, the filing of an Investigational New Drug application, the successful offering of Common Stock, as well as Mr. Evans-Freke's overall success in managing and motivating the Company's employees, together with the challenges to be faced in 1996 and the desire to offer a competitive salary. His bonus award of $95,000 for fiscal 1996 performance reflects substantial attainment of the Company's goals for 1996, as set forth above and as established by the Board of Directors.

   In August 1996, the Compensation Committee amended certain outstanding stock options granted to Mr. Evans-Freke under the Company's 1992 Plan in order to provide for payment of the exercise price of such options by promissory note secured by a pledge of the Common Stock purchased upon exercise of such options. Pursuant to the amended terms of the options, Mr. Evans-Freke exercised options to acquire 132,333 shares of Common Stock granted under the 1992 Plan, of which 62,938 shares are subject to repurchase in favor of the Company. In consideration for the purchase of these shares and the related tax liability upon the exercise of certain of the options, Mr. Evans-Freke issued a full recourse promissory note in the amount of approximately $1.1 million. In
December 1996, the Compensation Committee granted Mr. Evans-Freke an option under the 1992 Plan to purchase 45,000 shares of Common Stock in recognition of Mr. Evans-Freke's substantial contributions to the Company in 1996.

   In August 1996, in consultation with the Company's Audit Committee, the Compensation Committee determined that the financial reporting implications of the uncertain time period for vesting of the options granted under the LTO Plan in 1995 were not in the best interests of the Company. Accordingly, the terms of an option to purchase 135,000 shares of Common Stock granted to Mr. Evans-Freke under the LTO Plan in 1995 were amended to provide for time-based vesting, subject to acceleration by the Compensation Committee upon achievement of certain objectives. As amended, the option under the LTO Plan vests at a rate of 5% per calendar quarter commencing on the first calendar quarter after the anniversary of the grant date (i.e. on October 1, 1996), subject to earlier full or partial vesting after December 31, 1997 upon determination by the Compensation Committee that all or a portion of the performance goals stated in the option have been satisfied. The terms of an option granted to Dr. Peter Hirth under the LTO Plan (the only other outstanding option under the LTO Plan) were similarly amended. The terms of Mr. Evans-Freke's option under the LTO Plan were also amended to provide Mr. Evans-Freke with the right to exercise the option prior to vesting (subject to a repurchase right in favor of the Company). The Compensation Committee believes that the amended terms of the options continue to provide the desired management incentives.

   The Compensation Committee determined that the level of options granted to Mr. Evans-Freke under the 1992 Plan was commensurate with Mr. Evans-Freke's substantial contributions on behalf of the Company during 1996, as set forth above, and that the level of options previously granted under the LTO Plan and the terms of such options are consistent with the Company's objectives of motivating and rewarding senior executive officers.

                                        COMPENSATION  COMMITTEE

                                             Anthony B. Evnin
                                             Glenn S. Utt, Jr.
                                             Michael A. Wall, Chairman

PERFORMANCE MEASUREMENT COMPARISON

   The following chart shows the total stockholder return of an investment of $100 on October 4, 1994 in cash of (i) Common Stock, (ii) the Nasdaq Stock Market (U.S.) Index ("Nasdaq") and (iii) the Hambrecht & Quist Biotechnology Index ("H&Q"). All values assume reinvestment of the full amount of all dividends and compound on a monthly basis:

        COMPARISON OF 9 QUARTER CUMULATIVE TOTAL RETURN ON INVESTMENT

                                 SUGEN, INC.
                        H&Q BIOTECHNOLOGY SECTOR INDEX
                        NASDAQ STOCK MARKET-U.S. INDEX

   [The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                     10/4/94   Dec-94  Mar-95   Jun-95   Sep-95  Dec-95   Mar-95   Jun-96   Sep-96   Dec-96
                     -------   ------  ------   ------   ------  ------   ------   ------   ------   ------
Sugen, Inc.            100      68.33   90.00    91.67   185.00  198.33   190.00   156.67   158.33   171.67

Nasdaq Stock
 Market U.S.           100     101.13  110.24   126.10   141.29  143.01   149.69   161.91   167.67    175.91

H&Q Biotechnology
 Sector                100     100.74  104.62   117.68   142.21  171.36   163.78   153.05   162.59    158.11


----------------------

   This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

   The performance of the Company's stock over the period shown is not necessarily indicative of future performance. October 4, 1994 was the effective date of the Company's initial public offering.

                              CERTAIN TRANSACTIONS

   The Company paid $100,000 to each of Axel Ullrich, Ph.D., a director of the Company, and Joseph Schlessinger, Ph.D., an honorary member of the Board of Directors of the Company, for consulting services rendered to the Company in the last fiscal year, pursuant to consulting agreements entered into in August 1991.

   In May 1996, the Company invested $100,000 in SUVA Offshore for the development of a biopharamaceutical company in the People's Republic of China. These funds are intended to be used for pilot studies, market research analysis, legal fees and other expenses associated with the formation of a cooperative joint venture to create an indigenous biopharmaceutical company.

   In August 1996, Stephen Evans-Freke, Chairman and Chief Executive Officer of the Company, exercised options to purchase 132,333 shares of Common Stock, of which 62,938 shares are subject to repurchase by the Company. As consideration for the purchase of these shares and the related tax liability upon the exercise of certain of these options, Mr. Evans-Freke issued a full recourse promissory note in the amount of $1.1 million to the Company.

   In August 1994, in connection with Mr. Tyree's relocation to California and commencement of employment as the President of the Company, the Company provided a secured loan of $175,000 to Mr. Tyree to assist in the down payment for the purchase of a personal residence and a secured loan of up to $3,000 per month for mortgage payments, all of which would be forgivable. In addition, the Company had agreed that it would pay Mr. Tyree an amount equal to the aggregate of such monthly payments when the loans were forgiven, as an estimated reimbursement for income tax liabilities associated with such forgiveness. In connection with Mr. Tyree's Separation Agreement dated June 6, 1996, a $244,624 payment was made representing the forgiveness of a portion of the aforementioned loans and payment of the related income tax liability.

   The Company has entered into indemnity agreements with certain of its officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of such person's position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                  OTHER MATTERS

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                   By Order of the Board of Directors



                                   Richard D. Spizzirri
                                   Secretary


April 9, 1997

   A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 is available without charge upon written request to: Investor Relations, SUGEN, Inc., 351 Galveston Drive, Redwood City, CA 94063.

                                                                      APPENDIX A

P
R                                 SUGEN, Inc.
O                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
X                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
Y                          TO BE HELD ON MAY 21, 1997

   The undersigned hereby appoints STEPHEN EVANS-FREKE and CHRISTINE E. GRAY-SMITH, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SUGEN, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of SUGEN, Inc. to be held at the offices of the Company, located at 351 Galveston Drive, Redwood City, California, on Wednesday, May 21, 1997, at 10:00 a.m., (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

[ X ] Please mark
      votes as in
      this example.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2 AND 3.

1. To elect four directors to hold office until the 2000 Annual Meeting                                     FOR   AGAINST   ABSTAIN
   of Stockholders.                                                      2. To approve an amendment to the  [  ]    [  ]      [  ]
Nominees: Charles M. Hartman, Donald E. Nickelson,                          Company's 1992 Stock Option Plan
          Bruce R. Ross, Richard D. Spizzirri                               as amended, to increase the number
                FOR        WITHHELD                                         of shares of Common Stock available
                [  ]         [  ]                                           for issuance under the Plan by
                                                                            650,000 shares.

                                                                                                             FOR   AGAINST   ABSTAIN
                                                                         3. To ratify the selection of Ernst [  ]    [  ]      [  ]
[  ]__________________________________________                              & Young LLP as independent auditors
     For all nominees except as noted above                                 of the Company for its fiscal year
                                                                            ending December 31, 1997.

                                                                         4. To transact such other business as may properly come
                                                                            before the meeting or any adjournment or postponement
                                                                            thereof.

                                                                                                                MARK HERE   [  ]
                                                                                                               FOR ADDRESS
                                                                                                                CHANGE AND
                                                                                                               NOTE AT LEFT

                                                                         Please  vote,  date and  promptly  return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                                                                         Please sign  exactly as your name  appears  hereon.  If the stock is  registered in the  names of two or more  persons, each  should  sign.  Executors,  administrators,  trustees, guardians and attorneys-in-fact should add their titles. If signer is a  corporation,  please give full  corporate name and have a duly authorized  officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.